Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-173037

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 11, 2011)

MCJUNKIN RED MAN CORPORATION

$1,050,000,000

9.50% Senior Secured Notes due December 15, 2016

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 13, 2012. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 11, 2011, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

January 13, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 13, 2012

Date of earliest event reported: January 10, 2012

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	333-153091	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin, Suite 3100, Houston,

TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:(877) 294-7574

MCJUNKIN RED MAN HOLDING CORPORATION

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 10, 2012, McJunkin Red Man Holding Corporation (the “Company”) filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change its name to MRC Global Inc. The Certificate of Amendment was approved by the unanimous vote of the Board of Directors and received the majority written consent of shareholders. The Certificate of Amendment is filed as Exhibit 3.1 to this report.

Item 8.01	Other Events.

On January 12, 2012, the Company issued a press release announcing the filing of a registration statement on Form S-1 with the U.S. Securities and Exchange Commission related to the initial public offering of the Company’s common stock, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as filed with the Secretary of the State of Delaware on January 10, 2012.

99.1	Press release dated January 12, 2012.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2012

MRC GLOBAL INC.

By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Corporate Secretary

3

Exhibit 3.1

Delaware	PAGE	1
The First State

I , JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MCJUNKIN RED MAN HOLDING CORPORATION”, CHANGING ITS NAME FROM “MCJUNKIN RED MAN HOLDING CORPORATION” TO “MRC GLOBAL INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF JANUARY, A . D . 2012, AT 1 : 16 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 01 : 31 PM 01/10/2012 FILED 01 : 16 PM 01/10/2012 SRV 120030238 - 4254945 FILE

CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

McJUNKIN RED MAN HOLDING CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

McJunkin Red Man Holding Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL), does hereby certify as follows:

(1) The present name of the Corporation is McJunkin Red Man Holding Corporation.

(2) The name under which the Corporation was originally incorporated was McJ Holding Corporation.

(3) The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 20, 2006 (the “Original Certificate of Incorporation”).

(4) A Certificate of Amendment of the Original Certificate of Incorporation, changing the name of the Corporation from “McJ Holding Corporation” to “McJunkin Red Man Holding Corporation”, was filed with the Secretary of State of the State of Delaware on October 31, 2007.

(5) An Amended and Restated Certificate of Incorporation, which amended and restated the original Certificate of Incorporation in its entirety, was filed with the Secretary of State of the State of Delaware on June 17, 2008 (the “First Restated Certificate of Incorporation”).

(6) An Amended and Restated Certificate of Incorporation, which amended and restated the First Restated Certificate of Incorporation in its entirety, was filed with the Secretary of State of the State of Delaware on October 16, 2008 (the “Second Restated Certificate of Incorporation”).

(7) This Certificate of Amendment, which amends the Second Restated Certificate of Incorporation as set forth herein, has been duly adopted in accordance with Sections 228 and 242 of the Delaware General Corporation Law (the “DGCL”).

(8) ARTICLE FIRST of the Second Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“Section 1.1 Name. The name of the Corporation is MRC Global Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 10th day of January, 2012.

McJUNKIN RED MAN HOLDING CORPORATION

By:	/s/ Brian K. Shore
	Name:	Brian K. Shore
	Title:	Senior Vice President, Associate General Counsel, Chief Compliance Officer and Assistant Corporate Secretary

Exhibit 99.1

Media Contact: Will James Vice President – Corporate Development & Investor Relations will.james@mrcpvf.com P: 832-308-2847

Press Release

FOR IMMEDIATE RELEASE

JANUARY 12, 2012

MRC GLOBAL INC. FILES REGISTRATION STATEMENT FOR INITIAL PUBLIC OFFERING OF COMMON STOCK

MRC Global Inc. (“MRC”), formerly McJunkin Red Man Holding Corporation, today announced that it has filed a registration statement on Form S-1 with the United States Securities and Exchange Commission (“SEC”) related to a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined. An application will be made to list the common stock on the New York Stock Exchange under the symbol “MRC.”

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy the securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. When available, a prospectus relating to the offering can be obtained from MRC, 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010, attention: Will James.

Headquartered in Houston, Texas, MRC is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found on our website at www.mrcpvf.com.

###